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                                  EXHIBIT 4.3

                            PREMIER BANCSHARES, INC.
                             1997 STOCK OPTION PLAN
                        (EMPLOYEE OPTION AGREEMENT FORM)


     THIS AGREEMENT (the "Agreement"), made the _____ day of __________, 199__, by and between PREMIER BANCSHARES, INC., a Georgia corporation (the "Corporation"), and ________ _______________ (the "Optionee").


     In furtherance of the purposes of the Premier Bancshares, Inc. 1997 Stock Option Plan, as it may be hereafter amended (the "Plan"), the Corporation and the Optionee hereby agree as follows:

     1. The rights and duties of the Corporation and the Optionee under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, a copy of which is delivered herewith or has been previously provided to the Optionee and the terms of which are incorporated herein by reference. Capitalized terms used in this Agreement which are not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Plan.

     2. The Corporation hereby grants to the Optionee pursuant to the Plan, as a matter of separate inducement and agreement in connection with his or her employment or service to the Corporation, and not in lieu of any salary or other compensation for his or her services, the right and Option (the "Option") to purchase all or any part of an aggregate of _______________ (________) shares (the "Shares") of the Common Stock of the Corporation, at the purchase price of ____________________ ($_____) per share. The Option to purchase _______________
(________) of the Shares shall be designated as an Incentive Option. To the extent that any Option is designated as an Incentive Option and such Option does not qualify as an Incentive Option, it shall be treated as a Nonqualified Option. Except as otherwise provided in the Plan, the Option will expire if not exercised in full before _______________, _____.

     3. The Option shall become exercisable on the date hereof. To the extent that an Option which is exercisable is not exercised, such Option shall accumulate and be exercisable by the Optionee in whole or in part at any time prior to expiration of the Option. The minimum number of shares that may be purchased under the Option at one time shall be ten (10). Upon the exercise of an Option in whole or in part, the Optionee shall pay the Option price to the Corporation in accordance with the provisions of Section 7 of the Plan, and the Corporation shall as soon thereafter as practicable deliver to the Optionee a certificate or certificates for the shares purchased.

     4. Nothing contained in this Agreement or the Plan shall require the Corporation or a related corporation to continue to employ the Optionee for any particular period of time, nor shall it require the Optionee to remain in the employ of the Corporation or such related corporation for any particular period of time. Except as otherwise expressly provided in the Plan, all rights of the
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Optionee under the Plan with respect to the unexercised portion of his or her
Option shall terminate upon termination of the employment of the Optionee with the Corporation or a related corporation.

     5. To the extent that this Option is designated as an Incentive Option, the Option shall not be transferable (including by pledge or hypothecation) other than by will or the laws of intestate succession or pursuant to a qualified domestic relations order (as defined by the Internal Revenue Code of 1986, as amended (the "Code"), or Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the rules thereunder). To the extent that this Option is designated as a Nonqualified Option, the Option shall not be transferable (including by pledge or hypothecation) other than by will or the laws of intestate succession or pursuant to a qualified domestic relations order (as defined by the Code, Title I of ERISA or the rules thereunder), except as may be permitted pursuant to the Plan. This Option shall be exercisable during the Optionee's lifetime only by the Optionee.

     6. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns.

     7. Except as otherwise provided herein or in the Plan, this Agreement shall be construed and enforced according to the laws of the State of Georgia.


     IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Corporation and by the Optionee as of the day and year first above written.

                              PREMIER BANCSHARES, INC.


                              By:
                                 ----------------------------------------
                              Name:
                                   --------------------------------------
Attest:                       Title:
                                    -------------------------------------

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                 , Secretary


     [Corporate Seal]


                             OPTIONEE



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